Exhibit 99.1

ASX ANNOUNCEMENT
25 July 2008

Redemption of Apple Tree Partners Convertible Note

Framingham, MA and Sydney, Australia: HeartWare Limited (ASX: HTW) announces that Apple Tree Partners 1, L.P. (“Apple Tree”) has today redeemed the Convertible Note that was issued on 15 December 2004 in the principal amount of A$1,420,000.

In redeeming the Convertible Note, Dr Seth Harrison, who manages Apple Tree and is a member of HeartWare’s Board of Directors, stated:

“As HeartWare’s largest shareholder, Apple Tree is extremely pleased with the strong progress made by the Company. Apple Tree has determined that the current market presents a strong investment opportunity by which Apple Tree can increase its shareholdings in HeartWare. As such, Apple Tree intends to reinvest the majority of the proceeds from the Convertible Note in open market purchases of HeartWare’s ordinary shares while reserving the balance of the proceeds to meet Apple Tree expenses.”

Pursuant to ASX Listing Rules, HeartWare will promptly advise shareholders as Apple Tree Partners purchases ordinary shares in applicable trading windows.

About HeartWare

HeartWare develops and manufactures miniaturized implantable heart pumps, or Left Ventricular Assist Devices (LVADs), to treat patients suffering from advanced heart failure. The Company is developing smaller and less invasive pumps which it believes will be the key to unlocking the potential of a large and underserved market. The HeartWare® LVAD is the only full-output pump designed to be implanted in the chest, avoiding the abdominal surgery generally required to implant competing devices. The device is currently the subject of an international clinical trial involving five investigational centres in Europe and Australia. The Company has received conditional approval from the US FDA to commence a pivotal clinical trial in the United States for a Bridge-to-Transplant indication.

For further information:

www.heartware.com.au Howard Leibman Director Corporate Development HeartWare Limited Email. howard.leibman@heartware.com.au Tel. +61 2 9238 2064	US Investor Relations Matt Clawson Partner Allen & Caron, Inc. Email. matt@allencaron.com Tel. +1 949 474 4300